SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 12, 2010

Date of Report (Date of earliest event reported)

EDGAR Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32194	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

(203) 852-5666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Interim Chief Financial Officer

On April 12, 2010, Ronald P. Fetzer, 46, was appointed Interim Chief Financial Officer of EDGAR Online, Inc. (the “Company”). From July 2007 through December 2009, Mr. Fetzer was Vice President of NexCen Brands, Inc. (NEXC.PK), an intellectual property management and franchising company. From November 1999 to June 2007, Mr. Fetzer was Chief Financial Officer at Bill Blass, Ltd., a luxury fashion manufacturing and licensing firm. He currently serves on the Boards of Directors of General Bearing Corp. (GNRL.PK), a manufacturer and importer of bearings and components, and Synergx Systems, Inc. (SYNX.PK), a provider of security and fire safety systems. Mr. Fetzer received an MBA in International Finance from Baruch College in 1991 and a BA in Accounting from Queens College in 1985.

Mr. Fetzer will alternate between the Company’s New York City and Norwalk, Connecticut offices. Mr. Fetzer’s compensation is $3,850 per week plus reimbursement of reasonable business expenses. Mr. Fetzer can be terminated at any time without cause by the Company upon ten (10) days’ notice. Mr. Fetzer agreed to standard confidentiality, work-for-hire, and non-solicitation restrictions pursuant to the Agreement. The foregoing summary of the terms of the Agreement between the Company and Mr. Fetzer are qualified in their entirety to the actual terms of the Agreement which will be filed as exhibit to the Company’s Quarterly Report on 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2010	EDGAR ONLINE, INC.

/S/ PHILIP D. MOYER
Philip D. Moyer
Chief Executive Officer and President

EDGAR® is a federally registered trademark of the U. S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.